Exhibit (a)(1)(I)

THIS SUPPLEMENT AND THE OFFER TO PURCHASE REFERRED TO HEREIN ARE IMPORTANT AND REQUIRE YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, we recommend that you seek financial advice immediately from your stockbroker, bank manager, accountant or other authorized independent financial adviser.

If you have recently sold or otherwise transferred your entire holding of common stock referred to below, you should immediately forward this Supplement to the Offer to Purchase to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee.

Supplement Dated February 9, 2010, to the Offer to Purchase

Dated January 29, 2010

This Supplement (the “Supplement”) supplements and amends the Offer to Purchase dated January 29, 2010, of LaBranche & Co Inc. (the “Offer to Purchase”). Capitalized terms used and not otherwise defined in this Supplement shall have the respective meanings assigned to such terms, whether capitalized or not, in the Offer to Purchase. This Supplement amends and restates the sentence on page 20 under the heading “6. Conditional Tender of Shares” as provided below:

“Under certain circumstances, we may prorate the number of shares purchased in the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. We urge each stockholder to consult with his or her own tax advisor.

If you wish to make a conditional tender you must indicate this in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the notice of guaranteed delivery. In the appropriate box in the Letter of Transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if in excess of 15,000,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be less than 15,000,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase a total of 15,000,000 shares. In selecting these conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or notice of guaranteed delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the stockholder.”

Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase, including the information incorporated by reference therein, remain applicable in all respects to the Offer and this Supplement should be read in conjunction therewith.

The Information Agent for the Offer is:

MORROW & CO., LLC

Unless otherwise indicated, the statements made in this Supplement are made as of the date set forth above and the statements incorporated by reference are made as of the date of the document incorporated by reference. The delivery of this Supplement shall not, under any circumstances, create any implication that the information contained herein or incorporated by reference is correct as of a later date.

THIS SUPPLEMENT AND THE OFFER TO PURCHASE CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. SEE “14. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER” FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE OFFER.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS SUPPLEMENT AND THE OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT.

The Depositary for the Offer is:

BNY Mellon

Shareowner Services

By Mail or Overnight Courier:	By Facsimile Transmission:	By Hand:
BNY Mellon Shareowner Services Attn: Corporate Actions Department 27th Floor 480 Washington Boulevard Jersey City, NJ 07310	For Eligible Institutions Only: Confirm Facsimile Transmission by Telephone Only: 201-680-4860	BNY Mellon Shareowner Services Attn: Corporate Actions Department 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll-free: (800) 607-0088